SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE READER’S DIGEST ASSOCIATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement no.:

3)	Filing party:

4)	Date filed:

December 1, 2006

To:	All Employees
From:	Eric Schrier

I wanted to let you know that Ripplewood Holdings, the private equity firm that is leading the investor group acquiring RDA, today is announcing plans to appoint Mary Berner as CEO of our company, should the transaction be completed.

The attached press release will give you some of the facts. But I wanted to say a few things to you directly, from the heart.

I always knew that part of the price of this deal was uncertainty for me personally, but this announcement doesn’t change the way I feel about the deal itself. It is the right thing to do for our shareholders, and this company will be better off in the long run under private ownership. That’s why I supported the Board’s decision, and that’s why I will do everything I possibly can to make sure Mary Berner and Ripplewood fully understand what a gem of a company this is.

Anyone who knows me is aware that I never would choose to have important news imparted through media clips rather than directly from me. Today’s announcement was triggered by leaks to the press long before we expected to be addressing these kinds of issues. But given the news, I wanted to be responsive to your concerns about what’s happening, and how I expect us to operate in the next several months. The fact is, nothing else has changed at RDA: we are still a public company, we still need to complete this transaction, and we still need to run our businesses successfully.

As you will see in the press release, I am in serious discussions with Ripplewood about helping build a much bigger media business upon completion of the transaction. We at Reader’s Digest have tremendous momentum right now, and we cannot afford to let what we’ve painstakingly built over the past few years unravel because we are preoccupied with the unknowns that lie ahead. So I am asking you to keep things rolling forward; nothing speaks louder than success, and clearly there’s plenty of that coming for every division during Fiscal 2007 and beyond. I am going to keep charging hard, and I’m counting on you to do so as well.

And I will be in my office, around the halls and online, as usual, running this terrific company.

My best,

/S/  ERIC

FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against The Reader’s Digest Association, Inc. and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the merger, including the receipt of shareholder approval and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond The Reader’s Digest Association, Inc.’s ability to control or predict. The Reader’s Digest Association, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed merger, The Reader’s Digest Association, Inc. will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information about the merger and the parties thereto. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by The Reader’s Digest Association, Inc. at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free from The Reader’s Digest Association, Inc. by directing such request to Dawn LaMorte at (914) 244-5218.

The Reader’s Digest Association, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of The Reader’s Digest Association, Inc.’s participants in the solicitation, which may be different than those of The Reader’s Digest Association, Inc. shareholders generally, is set forth in The Reader’s Digest Association, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger when it becomes available.